April 27, 2004


                         BALCHEM CORPORATION (AMEX: BCP)
                         -------------------------------
      Reported as follows (unaudited) for the Quarter ended March 31, 2004
                ($000 Omitted Except for Net Earnings Per Share)


                      For the Three Months Ended March 31,
                      ------------------------------------


                                                      2004         2003
                                                      ----         ----

         Net sales                                  $15,644      $14,816
         Gross profit                                 5,613        5,651
         Operating expenses                           2,685        2,894
                                                    -------      -------
         Earnings from operations                     2,928        2,757
         Other expense                                   27           73
                                                    -------      -------
         Earnings before income tax expense           2,901        2,684
         Income tax expense                           1,085        1,001
                                                    -------      -------
         Net earnings                               $ 1,816      $ 1,683
                                                    =======      =======

         Basic net earnings per common share        $  0.37      $  0.35
         Diluted net earnings per common share      $  0.36      $  0.34


         Net sales achieved a record high level for the quarter ending March 31, 2004 at $15.6 million, an increase of 5.6%, as compared to $14.8 million reported for the comparable period last year. Net earnings also set a record for the first quarter at $1.8 million, up 7.9% as compared with the same period last year. Fully diluted earnings per share increased 5.9% to $0.36 for the first quarter of 2004 as compared to $0.34 for the comparable quarter of the prior year.

         For the first quarter of 2004, the ARC Specialty Products segment generated earnings from operations of approximately $2.6 million on record first quarter sales of $7.0 million. Net sales were 18.4% higher than the prior year comparable quarter and earnings from operations were 25.8% higher, driven by increased sales volume of ethylene oxide for medical device sterilization and sales of single use ethylene oxide canisters for sterilization use in medical facilities. The BCP Ingredients segment recorded sales of approximately $3.0 million, increasing 8.6% over sales of the prior year comparable quarter, with strong sales volume in dry and aqueous choline products for poultry and swine. BCP Ingredients earned approximately $0.27 million compared to $0.16 million in the prior year comparable quarter. Sales of the Encapsulated/Nutritional Products segment were $5.6 million, a decline of 8.1% from the $6.1 million reported in the prior year comparable quarter. Earnings from operations were $0.1 million in the current quarterly period as compared to $0.6 million in the prior year comparable quarter. This segment returned to profitability following the two immediately preceding quarterly losses.


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Balchem Corporation (AMEX:BCP)                                            Page 2



         The Encapsulated/Nutritional Products segment continues to be challenged; however, sales grew both sequentially and over the prior year quarter in a number of our key product lines. Our feed stable Reashure product and our newly launched Nitroshure product are showing growing market acceptance in the face of the improving U.S. dairy economy. We also saw our domestic food and nutrient sales increase over the prior year first quarter and remain stable on a sequential basis. We have responded to competitive challenges with newly engineered products that have effectively solved prospect and customer problems while meeting the food industry's increasing demand for lower priced solutions. These actions tend to generate lower gross margins than realized in this segment historically, but are intended to broaden our technology and customer acceptance.

         Consolidated gross profit in the quarter ended March 31, 2004 was relatively flat with the prior year at $5.6 million. Operating (Selling, R&D, and Administrative) expenses were approximately $2.7 million in the quarter, a decline of $0.2M, equal to 17.2% of net sales, as compared to $2.9 million or 19.5% of net sales in the prior year comparable quarter. This decline is a result of the Company having made several organizational and business model changes affecting the Encapsulated/Nutritional Products segment. Many of these changes were effected late in the fourth quarter of 2003 in an effort to refocus our commercial efforts, reduce operating expenses and improve the overall financial performance of this segment.

         Our balance sheet ratios and cash flow continued to be strong in the quarter. During the quarter ended March 31, 2004, the Company reduced long term debt, as scheduled, by $0.4 million from $7.8 million to $7.4 million. Our cash and investments balance closed the quarter at $12.7 million, an increase of $3.5 million over the year end balance of $9.2 million and approximately $10.9 million over the previous year March 31 level.

Outlook
         Commenting on the outlook for 2004, Dino A. Rossi, President and CEO of Balchem, said "Strength in the ARC Specialty Products and BCP Ingredients Unencapsulated Feed Supplements segments should continue. Our Encapsulated/Nutritional Products segment is seeing signs of volume improvement in the domestic food and animal nutrition sectors in the rebounding food and dairy economies. We continue to see erratic purchasing patterns by some of our international food and human choline customers; however, this segment should improve through 2004. With the organizational changes in our Encapsulated/Nutritional Products segment, we expect to see improved market focus. We intend to continue our efforts to exploit our technology in each business segment. Based on the foregoing, we expect modest consolidated sales and earnings growth for the year 2004, with more significant growth later in the year coinciding with expected improvement in the markets served by the Encapsulated/Nutritional Products segment."

Quarterly Conference Call
         A quarterly conference call will be conducted on Tuesday, April 27, 2004, at 2:00 PM ET to review first quarter 2004 results. Dino A. Rossi, Balchem's President and CEO, and Frank Fitzpatrick, Chief Financial Officer, will host the call. We invite you to listen to the call by dialing 800-475-2151 five minutes prior to the scheduled start time of the conference call. The conference call will be available for digital replay through April 29, 2004. To access the replay of the conference call, dial 877-519-4471, Pin #4677441. This press release, and its accompanying financial exhibits, will also be available on the Company website, www.balchem.com, prior to the conference call.
                        ---------------


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Balchem Corporation (AMEX:BCP)                                            Page 3



Segment Information
         Balchem Corporation consists primarily of three business segments: ARC Specialty Products, Encapsulated/Nutritional Products, and BCP Ingredients, our unencapsulated feed supplements segment. Through ARC Specialty Products, Balchem provides specialty-packaged chemicals for use in healthcare and other industries. The Encapsulated/Nutritional segment provides proprietary microencapsulation solutions to an expanding variety of applications. BCP Ingredients manufactures and supplies choline chloride and derivatives used primarily in the poultry and swine industries.

Forward Looking Statements
         This release contains forward-looking statements, which reflect Balchem's expectation or belief concerning future events that involve risks and uncertainties. Balchem can give no assurance that the expectations reflected in forward looking statements will prove correct and various factors could cause results to differ materially from Balchem's expectations, including risks and factors identified in Balchem's annual report on Form 10-K for the year ended December 31, 2003. Forward-looking statements are qualified in their entirety by the above cautionary statement. Balchem assumes no duty to update its outlook or other forward-looking statements as of any future date.


Contact: Jackie Powell, Investor Relations Coordinator, Telephone: 845-326-5600



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Balchem Corporation (AMEX:BCP)                                            Page 4


                             Selected Financial Data
                                  ($ in 000's)

Business Segment Net Sales:
-----------------------------------------------------------------
                                          Three Months Ended
                                               March 31,
                                       2004                2003
-----------------------------------------------------------------
ARC Specialty Products                $ 7,028            $ 5,938
Encap/Nutritional Products              5,646              6,143
BCP Ingredients, Inc                    2,970              2,735
-----------------------------------------------------------------
Total                                 $15,644            $14,816
-----------------------------------------------------------------


Business Segment Earnings (Loss):
-----------------------------------------------------------------
                                          Three Months Ended
                                               March 31,
                                        2004               2003
-----------------------------------------------------------------
ARC Specialty Products                $ 2,576            $ 2,049
Encap/Nutritional Products                 84                550
BCP Ingredients, Inc                      268                158
Other income (expense)                    (27)               (73)
-----------------------------------------------------------------
Total                                 $ 2,901            $ 2,684
-----------------------------------------------------------------


Selected Balance Sheet Items
                                                    March 31,       December 31,
                                                      2004              2003
                                                      ----              ----
Cash & Investments                                  $ 12,658         $  9,239
Accounts Receivable                                    6,436            7,233
Inventories                                            6,354            5,961
Other Current Assets                                   1,505            1,198
                                                    --------         --------
Current Assets                                        26,953           23,631

Property, Plant, & Equipment (net)                    25,210           25,636
Other Assets                                           7,388            7,639
                                                    --------         --------
Total Assets                                        $ 59,551         $ 56,906
                                                    ========         ========

Current Liabilities                                 $  5,917         $  6,075
Long-Term Debt                                         7,403            7,839
Other Long-Term Obligations                            3,218            3,211
                                                    --------         --------
Total Liabilities                                     16,538           17,125

Stockholders' Equity                                  43,013           40,285
Less:  Treasury Stock @ Cost                            --               (504)
                                                    --------         --------
Net Stockholders Equity                               43,013           39,781

                                                    --------         --------
Total Liability and Stockholders' Equity            $ 59,551         $ 56,906
                                                    ========         ========